Exhibit 99.1

MEI Pharma to Consider Strategic Alternatives

Company Commences a Cash Preservation Plan Including a Reduction in Force

SAN DIEGO--(BUSINESS WIRE)—July 22, 2024 – MEI Pharma, Inc. (Nasdaq: MEIP) (the “Company”) today announced that its Board of Directors has determined unanimously to begin evaluation of the Company’s strategic alternatives, including potential transactions as well as an orderly wind down of the Company, if appropriate, in order to maximize the value of its assets for its stockholders. The Company intends to evaluate and engage a financial advisor to assist in this process.

In order to best preserve the Company’s existing cash, the Company will commence a reduction-in-force beginning as soon as practicable and continuing in stages as the Company’s operational and strategic direction evolves. The Company intends to promptly discontinue the clinical development of voruciclib, while certain non-clinical activities related to MEI’s drug candidate assets will continue to be conducted by the Company.

Consistent with the Company’s intention to preserve the cash, David M. Urso, the Company’s President and Chief Executive Officer, and Richard Ghalie, MD, the Company’s Chief Medical Officer, have agreed in principle with the Company to step down, effective as of August 1, 2024. Mr. Urso will also leave the Company’s Board of Directors at that time. The Company expects to enter into consulting agreements with both Mr. Urso and Dr. Ghalie under which they will remain available to assist the Company in its strategic efforts. Charles V. Baltic III, the current Chairperson of the Company’s Board of Directors, will also step down from the Board contemporaneous with this announcement.

As part of the review of strategic alternatives, the Company will consider options such as out-licensing opportunities for existing programs and merger and acquisition opportunities.

The Company’s Board of Directors has appointed Justin “Jay” File, currently the Company’s Chief Financial Officer, to assume the position of Acting Chief Executive Officer upon Mr. Urso’s departure to lead the Company through this period of transition. The Board of Directors has also appointed Frederick W. Driscoll Chairperson of the Company to lead the Board during this period.

“The Company has reached an important transition point that will focus on the evaluation of alternate strategic pathways in the interests of all MEI stockholders. While MEI has decided to cease clinical development activities of its drug candidate portfolio, these activities have contributed meaningfully to scientific understanding and clinical experience in kinase inhibition and metabolic pathways relevant to hematologic and solid cancers. It has been a privilege to serve the Company and its stockholders as Chairperson through its recent evolution. I thank David Urso for his leadership and all MEI employees for their dedication and professionalism” stated Mr. Baltic.

Mr. Urso stated “I thank the Board for their support of me and of the dedicated MEI staff in their intrepid efforts. I would also like to thank MEI’s employees for their incredible professionalism and commitment to oncology drug development. I finally want to thank the many cancer patients and clinicians who have participated in MEI sponsored clinical trials in support of evaluating potential new cancer therapies. I believe that MEI, its employees and these patients and clinicians have significantly helped to advance understanding of experimental cancer therapies.”

“The Company’s Board and management team believe that it is prudent to focus the Company’s resources and efforts on the exploration of potential strategic alternatives, and during that process to practice prudent cash management,” said Mr. File. “Should advantageous strategic alternatives not be presented, the Company would consider an orderly wind down of its operations.”

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a clinical-stage pharmaceutical company committed to developing novel and differentiated cancer therapies. We build our pipeline by acquiring promising cancer agents and creating value in programs through development, strategic partnerships, out-licensing and commercialization, as appropriate. Our approach to oncology drug development is to evaluate our drug candidates in combinations with standard-of-care therapies to overcome known resistance mechanisms and address clear medical needs to provide improved patient benefit. The drug candidate pipeline includes voruciclib, an oral cyclin-dependent kinase 9 (“CDK9”) inhibitor, and ME-344, an intravenous small molecule mitochondrial inhibitor targeting the oxidative phosphorylation pathway. For more information, please visit www.meipharma.com. Follow us on X (formerly Twitter) @MEI_Pharma and on LinkedIn.

Forward-Looking Statements

Certain information contained in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s ability to identify, assess and execute a strategic transaction or realize value from its existing assets, the Company’s ability to preserve cash in order to adequately fund an orderly wind down of its operations if no transaction is consummated, the ability of stockholders and other stakeholders to realize any value or recovery as part of a transaction or a wind down process, the Company’s workforce reduction and future charges expected to be incurred in connection therewith, the adequacy or sufficiency of the Company’s existing cash resources and other statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to the Company’s ability to identify attractive strategic alternatives; the Company’s ability to retain key personnel; the adequacy of the Company’s capital resources in light of changing circumstances; the actions of various stakeholders of the Company; uncertainty regarding the impact of rising inflation and the increase in interest rates as a result; potential economic downturn; activist investors; government regulation; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contacts

David A. Walsey

858-369-7104

investor@meipharma.com